Exhibit 99.3

Item 6. Selected Financial Data

The following table sets forth selected financial information. The selected financial information as of December 31, 2006 and 2005, and for the years ended December 31, 2006, 2005 and 2004 has been derived from our consolidated financial statements, which have been audited by KPMG LLP and are included in “Exhibit 99.6—Item 8—Financial Statements and Supplementary Data.” You should read this information in conjunction with the information under “Exhibit 99.4—Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements, the related notes and the accompanying independent registered public accounting firm’s report (which refers to a change in accounting for certain nontraditional long-duration contracts and separate accounts in 2004 and which contains an emphasis paragraph stating that the consolidated financial statements give retroactive effect to the mergers of Genworth Life and Annuity Insurance Company, Federal Home Life Insurance Company and First Colony Life Insurance Company on January 1, 2007, which have been accounted for as a pooling of interests as described in note 1 to the consolidated financial statements), which are included in “Exhibit 99.6—Item 8—Financial Statements and Supplementary Data.”

	Years ended December 31,
(Amounts in millions)	2006	2005	2004(1)	2003	2002
Statement of Income Information
Revenues	$2,635.1	$2,483.6	$2,447.2	$3,305.4	$3,387.8
Income before cumulative effect of change in accounting principle	359.6	270.6	607.3	143.9	340.9

Balance Sheet Information
Total investments	$20,142.5	$17,728.2	$18,978.7	$29,170.3	$27,748.5
Separate account assets	10,383.4	8,777.3	8,636.7	8,034.9	7,182.8
Reinsurance recoverable	9,386.8	10,187.0	10,703.5	987.9	683.5
All other assets	4,591.3	4,336.1	4,007.6	4,707.8	4,588.8

Total assets	$44,504.0	$41,028.6	$42,326.5	$42,900.9	$40,203.6

Policyholder liabilities	$24,857.9	$24,011.9	$25,449.8	$25,528.4	$25,752.2
Separate account liabilities	10,383.4	8,777.3	8,636.7	8,034.9	7,182.8
Non-recourse funding obligations	2,765.0	1,400.0	900.0	599.0	—
All other liabilities	2,054.0	2,233.9	2,302.3	3,065.1	2,146.6

Total liabilities	$40,060.3	$36,423.1	$37,288.8	$37,227.4	$35,081.6

Accumulated other comprehensive income (loss)	$22.0	$81.7	$200.7	$618.1	$197.8
Total stockholders’ equity	4,443.7	4,605.5	5,037.7	5,673.5	5,122.0

U.S. Statutory Financial Information(2)
Statutory capital and surplus(3)	$2,498.9	$2,085.0	$2,449.7	$2,719.4	$2,860.2
Asset valuation reserve	158.5	156.9	180.2	195.4	219.8

(1)

We entered into several significant reinsurance transactions with UFLIC, an indirect, wholly-owned subsidiary of GE. Refer to note 5 in our consolidated financial statements under “Exhibit 99.6—Item 8—Financial Statements and Supplementary Data.”

(2)

We derived the U.S. Statutory Information from Annual Statements of our insurance company subsidiaries that were filed with the insurance departments in states where we are domiciled and are prepared in accordance with statutory accounting practices prescribed or permitted by the insurance departments in states where we are domiciled. These statutory accounting practices vary in certain material respects from U.S. GAAP.

(3)	Combined statutory capital and surplus includes surplus notes issued by certain of our life insurance subsidiaries.